Exhibit 10.1

Office Lease and Administrative Support Agreement

THIS OFFICE LEASE AND ADMINISTRATIVE SUPPORT AGREEMENT (this “Agreement”) is made on June 1, 2015, by and between Banyan Rail Services Inc. (“Banyan”) and Boca Equity Partners, LLC (“BEP”).

WHEREAS: The parties desire to provide for a cost-sharing arrangement relating to Banyan’s use of a portion of BEP’s offices located at 2255 Glades Road, Suite 324-A, Boca Raton FL 33431 (the “Premises”), and certain overhead items at the Premises such as space, utilities and other administrative services.

NOW THEREFORE, the parties agree as follows:

TERMS

1. Term. The term of this Agreement shall be month-to-month, commencing on January 1, 2015 (the “Effective Date”).

2. Shared Costs. BEP shall furnish to Banyan the following:

a.	A portion of the Premises, including related janitorial, electrical and other, associated taxes and utility services;

b.	Certain furniture, furnishings and equipment;

c.	Telephone service, internet access and postage machine, etc.;

d.	General office and administrative support.

3. Reimbursement of Shared Costs. Banyan agrees to reimburse BEP $4,750 per month in advance for the costs of the services and facilities provided hereunder. If the cost of such services and facilities changes subsequently, the parties will negotiate changes in good faith.

4. Notices. All notices, request, demands and other communications required or permitted under this Agreement shall be given in writing as follows:

Boca Equity Partners, LLC	Banyan Rail Services Inc.
2255 Glades Road, Suite 324-A	2255 Glades Road, Suite 324-A
Boca Raton, FL 33431	Boca Raton, FL 33431
Attn: Gary O. Marino, CEO	Attn: Jon Ryan, CEO

Agreed upon as of the Effective Date:

Boca Equity Partners, LLC	Banyan Rail Services Inc.

/s/ Gary O. Marino	/s/ Jon Ryan
By: Gary O. Marino, CEO	By: Jon Ryan, CEO

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